Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Second Quarter & Six Months Fiscal 2008 Results

Irvington, NY, November 8, 2007—Prestige Brands Holdings, Inc. (NYSE-PBH) today announced results for the second quarter and first half of fiscal year 2008, which ended on September 30, 2007.

Net revenues for the second fiscal quarter ended September 30, 2007 were $87.3 million, 3% higher than net revenues of $84.6 million in the prior year comparable period.  Net revenues for the quarter would have been 4% higher, and organic sales for the quarter would have been 2% higher than the prior year quarter were it not for the industry-wide voluntary withdrawal of infant cough/cold products in which the Company participated that affected two Little Remedies® products.  During the quarter, the Company increased its allowance for estimated returns by $1.1 million and its allowance for obsolescence by $0.8 million to reflect the two withdrawn items.

Operating income of $20.6 million was 15% lower than the prior year quarter operating income of $24.1 million.  The reduction in operating income is primarily due to the impact of the Little Remedies withdrawal, as well as increased legal expenditures related to arbitration with OraSure Technologies, Inc., a supplier of Compound W Freeze Off®, and four separate legal actions initiated by the Company involving infringements of its intellectual property relative to its The Doctor’s® Night Guard™ products.

Net income for the second fiscal quarter of $6.8 million, or $0.14 per share, was below last fiscal year’s second quarter net income of $8.8 million, or $0.18 per share.  Excluding the effects of the voluntary Little Remedies withdrawal, net income would have been $8.1 million, or $0.16 per share.

First Six Months of Fiscal 2008
Net revenues for the first six months of fiscal 2008 were $165.9 million, an increase of 3% over the prior year comparable period results of $160.5 million.  Operating income of $43.7 million was 8% below the comparable period’s results of $47.5 million.  Net income of $15.1 million, or $0.30 per share, was 11% below the comparable period’s net income of $17.0 million, or $0.34 per share.

Q2 and Six Month Results by Segment

Over-the-Counter (OTC) Healthcare Products
Net revenues of OTC healthcare products increased 8% to $50.0 million over the comparable period’s results of $46.3 million. Excluding the impact of the acquisition of Wartner® wart remover products in the second quarter of fiscal 2007 and the effects of the increased allowance for returns for the two Little Remedies® products, OTC organic sales increased by 5%.  Increases in the segment were led by the successful introduction of new Murine™ Earigate™ and Clear Eyes® eye care products.

For the six month period ended September 30, 2007, OTC net revenues were $92.4 million compared to $85.9 million in the prior year comparable period, an increase of 8%.

Household Products
Net revenues for the household products segment were $31.4 million, even with the prior year comparable quarter.  An increase in the Chore Boy® line of household scrubbers offset a decline in sales of Spic and Span® household cleaners.  Revenues for Comet®, the segment’s largest brand, were even with the prior year comparable period.  The sales increase generated from the successful introduction of Comet® SprayGel Mildew Stain Remover was offset by inventory reductions at one of our key mass merchandisers.

For the six month period ended September 30, 2007, net revenues for the household products segment were $61.3 million, even with the prior year comparable period.

Personal Care Products
Net revenues for the personal care products segment were $5.9 million, 16% lower than the prior year comparable period results of $7.0 million.  Cutex® nail polish remover and Denorex® shampoo experienced sales decreases versus the prior year period in line with expectations.  Revenues of Prell® shampoo were up slightly for the quarter.

For the first six months of fiscal 2008, net revenues were $12.2 million compared to $13.3 million in the prior year comparable period.

Free Cash Flow and Debt Repayment
Free cash flow is a “non-GAAP” financial measure as that term is defined by the Securities and Exchange Commission in Regulation G.  Free cash flow is presented in this news release because management believes that it is a commonly used measure of liquidity, and indicative of cash available for debt repayment and acquisitions.  The Company defines “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the quarter ended September 30, 2007 was $13.0 million, composed of operating cash flow of $13.1 million less capital expenditures of $0.1 million.  This compares to free cash flow of $21.3 million generated in the prior year quarter.  The decline in free cash flow was driven by the year on year reduction in net income combined with an increase in working capital versus the prior year comparable period.

Our continued strong absolute cash flow resulted in a debt pay down of $10.4 million on our term loan during the second fiscal quarter.  Total debt has been reduced to $437.1 million at September 30, 2007.

Commentary
“Our second quarter saw continued progress on the path to sustainable organic growth,” said Mark Pettie, Chairman and CEO.  “Were it not for the industry-wide voluntary withdrawal affecting two of our Little Remedies® products, our organic sales would have been 2% above the year ago comparable period, aided by new product innovation in both our OTC and household businesses.  In addition, efforts toward cost of goods savings are beginning to take effect and have already helped to shelter us from raw material increases,” he said.

Conference Call
The Company will host a conference call to review its second quarter and six month results on Thursday, November 8, 2007 at 8:30 am (ET). The toll free number is 1-800-299-7635 within North America and 1-617-786-2901 outside North America. The conference pass code is “prestige”. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 1-888-286-8010 within North America, and at 1-617-801-6888 outside of North America. The pass code is 72463596.

About Prestige Brands Holdings, Inc.

Prestige Brands markets and distributes brand name over-the-counter healthcare, personal care and household products sold throughout the United States, Canada and certain international markets. Key brands include Compound W(R) wart treatment, Chloraseptic(R) sore throat relief products, New Skin(R) liquid bandage, Clear Eyes(R) and Murine(R) eye care products, Little Remedies(R) pediatric over-the-counter healthcare products, The Doctor's(R)NightGuard(TM), Cutex(R) nail polish remover, Comet(R) and Spic and Span(R) household cleaners, and other well-recognized brands.

Forward Looking Statements

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings' ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal

914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30		Six Months Ended September 30
(In thousands, except per share data)	2007	2006	2007	2006
Revenues
Net sales	$86,840	$84,033	$164,881	$159,600
Other revenues	497	518	1,067	874
Total revenues	87,337	84,551	165,948	160,474

Cost of Sales
Costs of sales	42,770	41,259	80,092	77,584
Gross profit	44,567	43,292	85,856	82,890

Operating Expenses
Advertising and promotion	11,017	9,455	18,803	16,857
General and administrative	10,184	7,259	17,830	13,693
Depreciation	129	219	253	439
Amortization of intangible assets	2,627	2,193	5,254	4,386
Total operating expenses	23,957	19,126	42,140	35,375

Operating income	20,610	24,166	43,716	47,515

Other income (expense)
Interest income	173	403	360	588
Interest expense	(9,768)	(10,146)	(19,642)	(20,123)
Total other income (expense)	(9,595)	(9,743)	(19,282)	(19,535)

Income before provision for income taxes	11,015	14,423	24,434	27,980

Provision for income taxes	4,186	5,639	9,285	10,940
Net income	$6,829	$8,784	$15,149	$17,040

Basic earnings per share	$0.14	$0.18	$0.30	$0.35

Diluted earnings per share	$0.14	$0.18	$0.30	$0.34

Weighted average shares outstanding: Basic	49,710	49,451	49,686	49,389
Diluted	50,046	49,994	50,042	49,991

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands)
Assets	September 30, 2007	March 31, 2007
Current assets
Cash and cash equivalents	$8,799	$13,758
Accounts receivable	46,512	35,167
Inventories	27,783	30,173
Deferred income tax assets	3,337	2,735
Prepaid expenses and other current assets	3,628	1,935
Total current assets	90,059	83,768

Property and equipment	1,391	1,449
Goodwill	308,915	310,947
Intangible assets	651,903	657,157
Other long-term assets	8,310	10,095

Total Assets	$1,060,578	$1,063,416

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,318	$19,303
Accrued interest payable	7,556	7,552
Other accrued liabilities	12,771	10,505
Current portion of long-term debt	3,550	3,550
Total current liabilities	45,195	40,910

Long-term debt	433,563	459,800
Other long-term liabilities	2,801	2,801
Deferred income tax liabilities	117,609	114,571

Total Liabilities	599,168	618,082

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized – 5,000 shares
Issued and outstanding – None	--	--
Common stock - $0.01 par value
Authorized – 250,000 shares
Issued – 50,060 shares	501	501
Additional paid-in capital	380,371	379,225
Treasury stock, at cost – 57 shares at September 30, 2007 and 55 shares at March 31, 2007	(44)	(40)
Accumulated other comprehensive income	98	313
Retained earnings	80,484	65,335
Total stockholders’ equity	461,410	445,334

Total Liabilities and Stockholders’ Equity	$1,060,578	$1,063,416

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30
(In thousands)	2007	2006
Operating Activities
Net income	$15,149	$17,040
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,507	4,825
Deferred income taxes	4,622	6,197
Amortization of deferred financing costs	1,561	1,609
Stock-based compensation	1,146	224
Changes in operating assets and liabilities
Accounts receivable	(11,345)	2,595
Inventories	2,390	5,202
Prepaid expenses and other current assets	(1,692)	(1,047)
Accounts payable	1,884	4,494
Income taxes payable	--	(1,731)
Accrued liabilities	2,270	3,326
Net cash provided by operating activities	21,492	42,734

Investing Activities
Purchases of equipment	(194)	(313)
Purchase of business	(16)	(31,242)
Net cash used for investing activities	(210)	(31,555)

Financing Activities
Repayment of long-term debt	(26,237)	(8,865)
Purchase of common stock for treasury	(4)	(6)
Net cash used for financing activities	(26,241)	(8,871)

Increase (decrease) in cash	(4,959)	2,308
Cash - beginning of period	13,758	8,200

Cash - end of period	$8,799	$10,508

Interest paid	$18,078	$18,306
Income taxes paid	$5,664	$6,287

Prestige Brands Holdings, Inc.
Consolidated Segment Operations
(Unaudited)

	Three Months Ended September 30, 2007
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$50,003	30,925	$5,912	$86,840
Other revenues	--	497	--	497

Total revenues	50,003	31,422	5,912	87,337
Cost of sales	19,688	19,587	3,495	42,770

Gross profit	30,315	11,835	2,417	44,567
Advertising and promotion	8,154	2,575	288	11,017

Contribution margin	$22,161	$9,260	$2,129	33,550
Other operating expenses				12,940

Operating income				20,610
Other (income) expense				9,595
Provision for income taxes				4,186

Net income				$6,829

	Six Months Ended September 30, 2007
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$92,429	$60,270	$12,182	$164,881
Other revenues	--	1,039	28	1,067

Total revenues	92,429	61,309	12,210	165,948
Cost of sales	35,074	37,980	7,038	80,092

Gross profit	57,355	23,329	5,172	85,856
Advertising and promotion	14,035	4,203	565	18,803

Contribution margin	$43,320	$19,126	$4,607	67,053
Other operating expenses				23,337

Operating income				43,716
Other (income) expense				19,282
Provision for income taxes				9,285

Net income				$15,149

Prestige Brands Holdings, Inc.
Consolidated Segment Operations
(Unaudited)

	Three Months Ended September 30, 2006
	Over-the-Counter Healthcare	Household Cleaning	Personal Care	Consolidated

Net sales	$46,255	$30,732	$7,046	$84,033
Other revenues	--	518	--	518

Total revenues	46,255	31,250	7,046	84,551
Cost of sales	18,001	18,941	4,317	41,259

Gross profit	28,254	12,309	2,729	43,292
Advertising and promotion	7,058	2,020	377	9,455

Contribution margin	$21,196	$10,289	$2,352	33,837
Other operating expenses				9,671

Operating income				24,166
Other (income) expense				9,743
Provision for income taxes				5,639

Net income				$8,784

	Six Months Ended September 30, 2006
	Over-the-Counter Healthcare	Household Cleaning	Personal Care	Consolidated

Net sales	$85,853	$60,470	$13,277	$159,600
Other revenues	--	874	--	874

Total revenues	85,853	61,344	13,277	160,474
Cost of sales	32,398	37,095	8,091	77,584

Gross profit	53,455	24,249	5,186	82,890
Advertising and promotion	12,483	3,710	664	16,857

Contribution margin	$40,972	$20,539	$4,522	66,033
Other operating expenses				18,518

Operating income				47,515
Other (income) expense				19,535
Provision for income taxes				10,940

Net income				$17,040